Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 17, 2011 (except for the last paragraph of Note 1, as to which the date is November     , 2011), in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-175008) and related Prospectus of Imperva, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Redwood City, California

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in the last paragraph of Note 1 to the financial statements.

/s/    Ernst & Young LLP

Redwood City, California

November 4, 2011